Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of SeaSpine Holdings Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SeaSpine Holdings Corporation and its subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2021, and the related notes to the consolidated financial statements and schedule (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 14, 2022 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Excess and Obsolete Inventory Reserves

As described in Note 2 and Schedule II to the financial statements, the Company’s inventory reserves balance was $42.3 million as of December 31, 2021. The Company’s inventories are valued at the lower of cost, the value determined by the first-in, first-out method, or net realizable value. The Company reviews the components of its inventories on a periodic basis for excess and obsolescence and adjusts inventories to its net realizable value as necessary. The valuation of inventories requires management to make significant assumptions, including assumptions about product life cycle and projections of future demand as well as specific product considerations such as timing of the introduction and development of new or enhanced products. We identified valuation of excess and obsolete inventory reserves, which is included in the inventory reserves balance, as a critical audit matter because of the significant assumptions and judgements used by management in estimating adequate reserves. Auditing management’s assumptions was complex and required a high degree of auditor judgment and subjectivity when performing audit procedures and evaluating the audit evidence obtained. Our audit procedures related to the Company’s excess and obsolete inventory reserves included the following, among others:

a.
We obtained an understanding of the relevant controls over the Company’s excess and obsolete inventory reserves, including the completeness and accuracy of data used in the process, and tested such controls for design and operating effectiveness.
b.
We evaluated the reasonableness of the methodology, assumptions and data used in the Company’s estimate by:
a.
Comparing the on-hand inventory quantities to projections of future demand and historical sales and evaluating adjustments to projections of future demand for specific product considerations, such as timing of the introduction and development of new or enhanced product; and
b.
Assessing the historical accuracy of management’s estimate and performing sensitivity analyses over the significant assumptions to evaluate the impact of changes in the obsolete and excess inventory reserve that would result from changes in the underlying assumptions.

Valuation of Acquired Intangible Assets

As described in Note 3 to the consolidated financial statements, the Company completed the acquisition of 7D Surgical, Inc. (“7D Surgical”) for $120.6 million on May 20, 2021. The Company accounted for this transaction under the acquisition method of accounting for business combinations. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair values, including identified intangible assets of $32.3 million and resulting goodwill of $84.6 million. In order to determine the fair value of the identified intangible assets, which consist of trademarks & tradenames and patents & technology, the Company used an income approach valuation model. The model requires management to make significant assumptions, which include, where applicable, forecast of future cash flows, forecasted revenue growth rates, royalty rates and discount rates.

We identified the valuation of acquired intangible assets as a critical audit matter as there was a high degree of auditor judgment, subjectivity and increased audit effort, including the use of valuation specialists, when performing audit procedures and evaluating audit evidence related to the reasonableness of significant estimates and assumptions utilized in management’s calculation of intangible asset valuations.

We obtained an understanding of the relevant controls related to the valuation of the intangible assets acquired and tested such controls for design and operating effectiveness, including management review controls related to the development of the significant assumptions including revenue, gross margins, growth rates, royalty rates and discount rates.

We utilized historical data and compared management’s revenue and gross margin forecasts to the most recent actual data available to determine reasonableness of assumptions for revenue, gross margins, and growth rates.

With the assistance of our valuation specialists, we evaluated the reasonableness of the royalty rates and discount rates and, tested the relevance and reliability of source information underlying the determination of the royalty rates, discount rates and testing the mathematical accuracy of the calculation, and developed a range of independent estimates and compared those to the royalty rates and discount rates selected by management.

/s/ RSM US LLP

We have served as the Company's auditor since 2017.

Los Angeles, California

March 14, 2022

SEASPINE HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,
	2021	2020
Total revenue, net	$ 191,451	$ 154,345
Cost of goods sold	76,864	56,841
Gross profit	114,587	97,504
Operating expenses:
Selling and marketing	107,299	84,304
General and administrative	42,944	35,874
Research and development	22,006	16,258
Intangible amortization	3,316	3,169
Impairment of intangible assets	—	1,325
Total operating expenses	175,565	140,930
Operating loss	(60,978)	(43,426)
Other income, net	(5,532)	(463)
Loss before income taxes	(55,446)	(42,963)
(Benefit) provision for income taxes	(1,100)	218
Net loss	$ (54,346)	$ (43,181)
Net loss per share, basic and diluted	$ (1.62)	$ (1.59)
Weighted average shares used to compute basic and diluted net loss per share	33,604	27,222

The accompanying notes are an integral part of these consolidated financial statements.

SEASPINE HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Year Ended December 31,
	2021	2020
Net loss	$ (54,346)	$ (43,181)
Other comprehensive (loss) income
Foreign currency translation adjustments	(554)	690
Comprehensive loss	$ (54,900)	$ (42,491)

The accompanying notes are an integral part of these consolidated financial statements.

SEASPINE HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value data)

	December 31, 2021	December 31, 2020

ASSETS
Current assets:
Cash and cash equivalents	$ 83,106	$ 76,813
Trade accounts receivable, net of allowances of $74 and $192, respectively	36,231	26,154
Inventories	72,299	54,041
Prepaid expenses and other current assets	4,328	3,884
Total current assets	195,964	160,892
Property, plant and equipment, net	46,892	31,422
Right of use assets, net	6,948	7,658
Intangible assets, net	42,056	13,883
Goodwill	84,595	—
Other assets	812	546
Total assets	$ 377,267	$ 214,401
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$ 20,301	$ 5,006
Accrued compensation	8,769	8,198
Accrued commissions	9,877	8,199
Short-term debt	—	1,114
Short-term lease liability	2,234	2,147
Deferred revenue	1,545	102
Other accrued expenses and current liabilities	10,255	5,961
Total current liabilities	52,981	30,727
Long-term debt	—	5,059
Long-term lease liability	5,866	6,802
Deferred tax liability, net	4,308	—
Other liabilities	1,748	95
Total liabilities	64,903	42,683

Commitments and contingencies (Note 9)
Stockholders' equity:
Preferred stock, $0.01 par value; 15,000 authorized; no shares issued and outstanding at December 31, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value; 60,000 authorized; 36,584 and 27,729 shares issued and outstanding at December 31, 2021 and 2020, respectively	366	277
Additional paid-in capital	584,031	388,574
Accumulated other comprehensive income	1,570	2,124
Accumulated deficit	(273,603)	(219,257)
Total stockholders' equity	312,364	171,718

Total liabilities and stockholders' equity	$ 377,267	$ 214,401

The accompanying notes are an integral part of these consolidated financial statements.

SEASPINE HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2021	2020
OPERATING ACTIVITIES:
Net loss	$ (54,346)	$ (43,181)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,933	10,725
Instrument replacement expense	3,904	2,799
Impairment of spinal instruments	—	210
Impairment of intangible assets	—	1,325
Provision for excess and obsolete inventories	5,220	5,515
Stock-based compensation	11,856	10,357
Gain on forgiveness of Paycheck Protection Program Loan	(6,173)	—
Other	(919)	272
Changes in assets and liabilities, net of the effects from acquisition:
Trade accounts receivable	(7,926)	(1,119)
Inventories	(18,995)	(10,480)
Prepaid expenses and other current assets	659	40
Other assets	(175)	(93)
Accounts payable, trade	10,665	(2,691)
Accrued commissions	1,675	342
Other accrued expenses and current liabilities	5,169	1,396
Other liabilities	1,941	(16)
Net cash used in operating activities	(33,512)	(24,599)
INVESTING ACTIVITIES:
Purchases of property and equipment	(26,041)	(16,085)
Additions to technology assets	(1,361)	(950)
Purchases of short-term investments	—	(25,007)
Maturities of short-term investments	—	25,000
Acquisition, net of cash acquired	(27,956)	—
Net cash used in investing activities	(55,358)	(17,042)
FINANCING ACTIVITIES:
Borrowings under credit facility	20,000	—
Proceeds from Paycheck Protection Program Loan	—	7,173
Repayments of credit facility	(20,000)	—
Repayments of Paycheck Protection Program Loan	—	(1,000)
Debt issuance costs	(45)	—
Proceeds from issuance of common stock- employee stock purchase plan and exercise of stock options	3,991	2,632
Proceeds from issuance of common stock, net of offering costs	94,531	91,622
Repurchases of common stock for income tax withheld upon vesting of restricted stock awards and restricted stock units	(2,887)	(2,164)

SEASPINE HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(In thousands)

Payment of contingent royalty consideration liabilities in connection with acquisition of business	(45)	(125)
Net cash provided by financing activities	95,545	98,138
Effect of exchange rate changes on cash and cash equivalents	(382)	117
Net change in cash and cash equivalents	6,293	56,614
Cash and cash equivalents at beginning of period	76,813	20,199
Cash and cash equivalents at end of period	$ 83,106	$ 76,813
Supplemental cash flow information:
Interest paid	$ 415	$ 176
Income taxes paid	$ 174	$ 148
Non-cash investing activities:
Property and equipment in liabilities	$ 4,721	$ 1,209
Intangible assets in liabilities	$ 700	$ 150
Non-cash financing activities:
Issuance of common stock - Acquisition	$ 61,048	$ —
Exchangeable shares - Acquisition	$ 26,505	$ —
Issuance of common stock - Patent Acquisition	$ 500	$ —
Settlement of contingent closing consideration liabilities with stock issuance in connection with acquisition of business	$ —	$ 2,000

The accompanying notes are an integral part of these consolidated financial statements.

SEASPINE HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(In thousands)

	Common Stock		Additional	Accumulated Other		Total
	Number of		Paid-In	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Capital	Income	Deficit	Equity
Balance at December 31, 2019	19,124	191	284,211	1,434	(176,076)	109,760
Net loss	—	—	—	—	(43,181)	(43,181)
Foreign currency translation adjustment	—	—	—	690	—	690
Restricted stock issued	340	3	(1)	—	—	2
Issuance of common stock- public offering	7,820	78	91,544	—	—	91,622
Issuance of common stock under employee stock purchase plan	153	2	1,364	—	—	1,366
Issuance of common stock- NLT Spine Ltd contingent consideration	176	2	1,998	—	—	2,000
Issuance of common stock- exercise of stock options	117	1	1,265	—	—	1,266
Repurchases of common stock for income tax withheld upon vesting of restricted stock awards and restricted stock units	(1)	—	(2,164)	—	—	(2,164)
Stock-based compensation	—	—	10,357	—	—	10,357
Balance at December 31, 2020	27,729	277	388,574	2,124	(219,257)	171,718
Net loss					(54,346)	(54,346)
Foreign currency translation adjustment				(554)		(554)
Restricted stock issued	288	3	(1)			2
Issuance of common stock under employee stock purchase plan	200	2	1,862			1,864
Issuance of common stock - Public Offering	5,175	52	94,479			94,531
Issuance of common stock - Acquisition	2,991	30	61,018			61,048
Issuance of common stock - Exchangeable Shares	—	—	26,505			26,505
Issuance of common stock- Patent Acquisition	33	—	500			500
Issuance of common stock- exercise of stock options	168	2	2,125			2,127
Repurchases of common stock for income tax withheld upon vesting of restricted stock awards and restricted stock units	—	—	(2,887)			(2,887)
Stock-based compensation			11,856			11,856
Balance at December 31, 2021	36,584	366	584,031	1,570	(273,603)	312,364

The accompanying notes are an integral part of these consolidated financial statements.

SEASPINE HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND BASIS OF PRESENTATION

Business

SeaSpine Holdings Corporation was incorporated in Delaware on February 12, 2015. Unless the context indicates otherwise, references to "SeaSpine" or the "Company" refer to SeaSpine Holdings Corporation and its wholly-owned subsidiaries.

SeaSpine is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implant solutions, as well as a surgical navigation system, to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures in the lumbar, thoracic and cervical spine. The Company believes this broad combined portfolio of products is essential to meet the “complete solution” requirements of such surgeons.

Basis of Presentation and Principles of Consolidation

The Company’s financial statements are presented on a consolidated basis. The Company prepared the consolidated financial statements included in this report in accordance with accounting principles generally accepted in the U.S. (GAAP). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Under current SEC rules, generally, a company qualifies as a "smaller reporting company" if it has a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter. If a company qualifies as a smaller reporting company on that date, it may elect to reflect that determination and use the smaller reporting company scaled disclosure accommodations in its subsequent SEC filings until the beginning of the first quarter of the fiscal year following the date it determines it does not qualify as a smaller reporting company. The Company's public float as of June 30, 2020 was less than $250 million, and as such, the Company qualified as a smaller reporting company, elected to reflect that determination and intends to use certain of the scaled disclosure accommodations in its SEC filings made during and for the year ended December 31, 2021. The Company's public float as of June 30, 2021, the last business day of its most recent second fiscal quarter, was more than $250 million, and as such, the Company will no longer qualify as a smaller reporting company as of January 1, 2022. However, the Company is not required to reflect the change in its smaller reporting company status or comply with the non-scaled disclosure obligations until the Company’s first quarterly report on Form 10-Q for the three-month period ended March 31, 2022.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

Preparing consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities, and the reported amounts of revenues and expenses. Significant estimates affecting amounts reported or disclosed in the consolidated financial statements include allowances for doubtful accounts receivable and sales returns and other credits, net realizable value of inventories, discount rates and estimated projected cash flows used to value and test impairments of goodwill, identifiable intangible and long-lived assets, fair value estimates related to business combinations, assumptions related to the timing and probability of product launch dates, discount rates matched to the estimated timing of payments, probability of success rates and discount adjustments on the related cash flows for contingent considerations in business combinations, depreciation and amortization periods for identifiable intangible and long-lived assets, computation of taxes, valuation allowances recorded against deferred tax assets, the valuation of stock-based compensation and loss contingencies. These estimates are based on historical experience and on various other assumptions believed to be reasonable under the current circumstances. Actual results could differ from these estimates.

The full extent to which the COVID-19 pandemic will directly or indirectly impact the Company's business, results of operations and financial condition, including revenues, expenses, manufacturing, research and development costs and employee-related compensation, will depend on future developments that are highly uncertain, including as a result of variants of the virus that causes COVID-19 or other information that may emerge concerning COVID-19 and the actions taken to contain or treat COVID-19, as well as the economic impact on local, regional, national and international customers and markets. The Company has made estimates of the impact of the pandemic within its financial statements and there may be changes to those estimates in future periods. Actual results may differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents. Cash and cash equivalents include cash readily available in checking and money market accounts. Cash balances are maintained primarily at major financial institutions in the United States and exceed the regulatory limit of $250,000 insured by the Federal Deposit Insurance Corporation (FDIC). The Company has not experienced any credit losses associated with its cash balances.

Fair Value of Financial Instruments

The carrying amounts of cash, cash equivalents, receivables, accounts payable and accrued expenses at December 31, 2021 and 2020, are considered to approximate fair value because of the short-term nature of those items.

The Company measures certain assets and liabilities in accordance with authoritative guidance which requires fair value measurements to be classified and disclosed in one of the following three categories:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available.

The carrying amounts of contingent consideration liabilities at December 31, 2021 and 2020 related to business combinations are measured at fair value on a recurring basis, and are classified within Level 3 of the fair value hierarchy because they use significant unobservable inputs.

Trade Accounts Receivable and Allowances

Trade accounts receivable in the accompanying consolidated balance sheets are presented net of allowances for doubtful accounts and sales returns and other credits. The Company grants credit to customers in the normal course of business, but generally does not require collateral or any other security to support its receivables.

The Company evaluates the collectability of accounts receivable based on a combination of factors. In circumstances where a specific customer is unable to meet its financial obligations to the Company, a provision to the allowances for doubtful accounts is recorded to reduce the net recognized receivable to the amount that is reasonably expected to be collected. For all other customers, a provision to the allowances for doubtful accounts is recorded based on factors including the length of time the receivables are past due, the current business environment and the Company’s historical experience. Provisions to the allowances for doubtful accounts are recorded to general and administrative expenses. Account balances are charged off against the allowance when it is probable that the receivable will not be recovered.

Inventories

Inventories, consisting of purchased materials, direct labor and manufacturing overhead, are stated at the lower of cost, the value determined by the first-in, first-out method, or net realizable value.

At each balance sheet date, the Company evaluates inventories for excess quantities, obsolescence or shelf life expiration. This evaluation includes analysis of the Company's current and future strategic plans, historical sales levels by product, projections of future demand, the risk of technological or competitive obsolescence for products, general market conditions, a review of the shelf life expiration dates for products, as well as the feasibility of reworking or using excess or obsolete products or components in the production or assembly of other products that are not obsolete or for which there are not excess quantities in inventory. To the extent that management determines there are excess or obsolete inventory or quantities with a shelf life that is too near its expiration for the Company to reasonably expect that it can sell those products prior to their expiration, the Company adjusts the carrying value to estimated net realizable value.

The Company capitalizes inventory costs associated with certain products prior to regulatory approval, based on management’s judgment of probable economic benefit. The Company could be required to expense previously capitalized costs related to pre-approval inventory upon a change in such judgment, due to, among other potential factors, a denial or delay of approval by necessary regulatory bodies or a decision by management to discontinue the related development program. No material amounts were capitalized at December 31, 2021 or 2020.

Property, Plant, and Equipment

Property, plant and equipment are stated at historical cost less accumulated depreciation and any impairment charges. The Company provides for depreciation using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the lease term or the useful life. The cost of major additions and improvements is capitalized, while maintenance and repair costs that do not improve or extend the lives of the respective assets are charged to operations as incurred. The cost of computer software obtained for internal use is accounted for in accordance with Accounting Standards Codification 350-40, Internal-Use Software.

The cost of purchased spinal instruments that the Company consigns to hospitals and independent sales agents to support surgeries is initially capitalized as construction in progress. The amount is then either reclassified to spinal instruments and sets and depreciation is initiated when instruments are put together in a newly built set with spinal implants, or directly expensed for the instruments used to replace damaged instruments in an existing set. The depreciation expense and direct expense for replacement instruments are recorded in selling and marketing expense.

Leases

The Company determines if an arrangement is a lease at inception. The Company's leases primarily relate to administrative, manufacturing, research, and distribution facilities and various manufacturing, office and transportation equipment. Lease assets represent the Company's right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Lease assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company's leases do not provide an implicit rate, the Company's incremental borrowing rate is used as a discount rate, based on the information available at the commencement date, in determining the present value of lease payments. Lease assets also include the impact of any prepayments made and are reduced by impact of any lease incentives.

The Company made an accounting policy election for short-term leases, such that the Company will not recognize a lease liability or lease asset on its balance sheet for leases with a lease term of twelve months or less as of the commencement date. Rather, any short-term lease payments will be recognized as an expense on a straight-line basis over the lease term. The current period short-term lease expense reasonably reflects the Company's short-term lease commitments.

The Company made a policy election for all classifications of leases to combine lease and non-lease components and to account for them as a single lease component. Variable lease payments are excluded from the lease liability and recognized in the period in which the obligation is incurred. Additionally, lease terms may include options to extend or terminate the lease when it is reasonably certain the Company will exercise the option.

Business Combinations

The purchase price of an acquisition is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets assumed, such excess is allocated to goodwill. The Company determines the estimated fair values after review and consideration of relevant information, including discounted cash flows, quoted market prices and estimates made by management. The Company records the net assets and results of operations of an acquired entity from the acquisition date impacting asset valuations and liabilities assumed. Acquisition-related costs are recognized separately from the acquisition and are expensed as incurred.

Contingent consideration liability is recognized at the estimated fair value on the acquisition date. Subsequent changes to the fair value of contingent consideration liability are recognized in the statement of operations. Contingent consideration liability related to acquisitions consist of commercial milestone payments and contingent royalty payments, and are valued using discounted cash flow techniques. The fair value of commercial milestone payments and contingent royalty payments reflects management’s expectations of probability and amount of payment, and increases or decreases as the probability and amount of payment or expectation of timing of payment changes.

Identifiable Intangible Assets

Upon acquisition, identifiable intangible assets are recorded at fair value and are carried at cost less accumulated amortization. Identifiable intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives. The carrying values of intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable.

Goodwill

Goodwill represents the excess of the purchase prices of an acquired business over the fair value of the underlying net tangible and intangible assets. The Company is required to assess goodwill and other indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. The Company first assesses qualitative factors to determine whether it is necessary to perform the quantitative goodwill impairment test. If, after completing the qualitative assessment, it is determined it is more likely than not that the estimated fair value is greater than the carrying value, the Company concludes no impairment exists. Alternatively, if the Company determines in the qualitative assessment it is more likely than not that the fair value is less than its carrying value, then the Company performs a quantitative goodwill impairment test to identify both the existence of an impairment and the amount of impairment loss, by comparing the fair value of the reporting unit with its carrying amount, including goodwill. If the estimated fair value of the reporting unit is less than the carrying value, then a goodwill impairment charge will be recognized in the amount by which the carrying amount exceeds the fair value, limited to the total amount of goodwill allocated to that reporting unit. The goodwill annual assessment test is performed On October 1st every year or when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist.

The Company assesses qualitative and quantitative factors to determine whether goodwill is impaired. The analysis includes assessing the impact of changes in certain factors including: (1) changes in forecasted operating results and comparing actual results to projections, (2) changes in the industry or our competitive environment since the acquisition date, (3) changes in the overall economy, our market share and market interest rates since the acquisition date, (4) trends in the stock price and related market capitalization and enterprise values, (5) trends in peer companies’ total enterprise value metrics, and (6) additional factors such as management turnover, changes in regulation and changes in litigation matters.

Based on the annual assessment performed during the fourth quarter of 2021, the Company concluded it was more likely than not that the estimated fair value of our reporting units exceeded their carrying value as of December 31, 2021, and therefore, determined it was not necessary to perform a quantitative goodwill impairment test.

Impairment of Long-Lived Assets

Long-lived assets held and used by the Company, including property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets to be held and used, a recoverability test is performed using projected undiscounted net cash flows applicable to the long-lived assets. If an impairment exists, the amount of such impairment is calculated based on the estimated fair value of the asset. Impairments to long-lived assets to be disposed of are recorded based upon the difference between the carrying value and the fair value of the applicable assets. The Company determined an impairment existed for certain intangible assets during the year ended December 31, 2020. No impairment existed for intangible assets during the year ended December 31, 2021. Excluding the impairment of spinal instruments, there was no impairment of tangible long-lived assets in any of the periods presented. See Note 5, "Balance Sheet Details", below, for additional information.

Foreign Currency

The Company generates revenues outside the United States in multiple foreign currencies including euros, Swiss francs, Canadian dollar and in U.S. dollar-denominated transactions conducted with customers who generate revenue in currencies other than the U.S. dollar. The Company also incurs operating expenses in euros, Swiss francs and Canadian dollars. All assets and liabilities of foreign subsidiaries which have a functional currency other than the U.S. dollar are translated at the rate of exchange at year-end, while elements of the income statement are translated at the average exchange rates in effect during the year. The net effect of these translation adjustments is shown as a component of accumulated other comprehensive income. These currency translation adjustments are not currently adjusted for income taxes as they relate to permanent investments in non-U.S. subsidiaries. Foreign currency transaction gains and losses are reported in other income, net.

Income Taxes

The Company recognizes tax benefits in its financial statements when its uncertain tax positions are more likely than not to be sustained upon audit. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company recognizes deferred tax assets for deductible temporary differences, operating loss carryforwards and tax credit carryforwards. Deferred tax assets are reduced by valuation allowance if it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.

Revenue Recognition

Net sales are derived primarily from the sale of orthobiologics and spinal implant and enabling technology products globally. Revenue is recognized when obligations under the terms of a contract with the Company's customer are satisfied which occurs with the transfer of control of the Company's products. This occurs either upon shipment or delivery of goods, depending on whether the contract is Free on Board (FOB) origin or FOB destination, or, in other situations such as consignment arrangements, when the products are used in a surgical procedure (implanted in a patient) and in the case of capital equipment, when the equipment has been accepted by the customer. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products to a customer (transaction price).

To the extent that the transaction price includes variable consideration, such as discounts, list price discounts, rebates, volume discounts and customer payment penalties, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing the most likely amount method. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of the Company’s anticipated performance and all information (historical, current and forecasted) that is reasonably available.

The Company reduces revenue by estimates of potential future product returns and other allowances. Provisions for product returns and other allowances are recorded as a reduction to revenue in the period sales are recognized. The Company estimates the amount of sales returns and allowances that will eventually be incurred. Certain contracts with stocking distributors contain provisions requiring the Company to repurchase inventory upon termination of the contract or discontinuation of a product line. Included in the sales returns reserve within other accrued expenses and current liabilities is an estimate of repurchases that are likely to be made under these provisions. Management analyzes sales programs that are in effect, contractual arrangements, market acceptance and historical trends when evaluating the adequacy of sales returns and allowance accounts.

In certain sales arrangements, the Company fulfills its obligations and bills the customer for the products prior to the shipment of goods. The Company allocates the transaction price to the multiple performance obligations under these contracts, including delivery of the products and the third-party logistics (3PL) performance obligations. Revenue related to product sales under these arrangements is not recognized until the Company delivers the products to the customer’s dedicated space within the Company’s facility, at which point the customer obtains control of the products. Revenue from the related 3PL obligations consists of revenue from storage of products which is recognized ratably over the service period, and revenue from shipping services which is recognized upon performance of such obligation.

Additionally, the Company allocates the transaction price to the multiple performance obligations under the contracts related to the sale of capital equipment, including the capital equipment, tools and software, the training and installation and the service. Revenue related to capital equipment, tools and software under these arrangements is recognized upon customer acceptance of the system. Revenue from training and installation is recognized upon completion of the training and installation process. Revenue from service contracts is recognized over the term of the contract.

Under certain contracts, the transfer of capital equipment occurs over time as the customer's purchase commitments on other spinal implant and orthobiologics products are met. The Company allocates the transaction price to the multiple performance obligations under these contracts related to the sale of the products (recognized either upon the shipment or delivery of goods, as discussed above), the lease of capital equipment (recognized over the contract period), and of the sale of capital equipment (recognized once the purchase commitments are met).

Deferred revenue primarily consists of payments received in advance of revenue recognition from the sales of the Company's capital equipment and related products as described above and is recognized as the revenue recognition criteria are met.

Product royalties account for less than 1% of total revenue for any of the periods presented, and are estimated and recognized in the same period that the royalty-based products are sold by licensees. The Company estimates and recognizes royalty revenue based upon communication with licensees, historical information and expected sales trends. Differences between actual revenues and estimated royalty revenues are adjusted in the period in which they become known, which is typically the following quarter. Historically, such adjustments have not been material.

See Note 10, "Segment and Geographic Information", below for a presentation of the Company's disaggregated revenue.

Shipping and Handling Fees and Costs

The Company has elected to account for shipping and handling activities as fulfillment activities. As such, the Company does not evaluate shipping and handling as promised services to its customers. Shipping and handling costs of $3.7 million and $2.5 million for shipments of loaned spinal implants and instrumentation sets and costs incurred for internal movement of inventory were recorded in selling and marketing expense during each of the years ended December 31, 2021 and 2020, respectively.

Research and Development

Research and development costs, including salaries, stock-based compensation, depreciation, consultant, clinical study, product registration and other external fees, and facility costs directly attributable to research and development activities, are expensed in the period in which they are incurred.

Stock-Based Compensation

The Company's stock-based compensation has been recognized through the consolidated statement of operations and the Company's additional paid-in capital account on the consolidated balance sheet.

The Company recognizes the expense related to the fair value of their stock-based compensation awards. Stock-based compensation expense for stock option awards was based on the fair value on the grant date using the Black-Scholes-Merton option pricing model.

The stock-based compensation is initially measured at the fair value of the awards on the grant date and is then recognized on a ratable basis in the financial statements over the requisite service period of the award. Stock-based compensation expense was $11.9 million in 2021 and $10.4 million in 2020.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash, which is held at major financial institutions, and trade receivables.

The Company’s products are sold on an uncollateralized basis and on credit terms based upon a credit risk assessment of each customer. A portion of the Company’s trade receivables to customers outside the United States includes sales to foreign stocking distributors, who then sell to government owned or supported healthcare systems. The ongoing economic conditions in certain European countries, especially Greece, Ireland, Italy, Portugal and Spain remain uncertain. Accounts receivable from customers in these countries are not a material amount of the Company’s overall receivables.

None of the Company’s customers accounted for 10% or more of the net sales or accounts receivable for any of the periods presented.

Recent Accounting Standards Not Yet Adopted

In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU or Update) No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires credit losses on most financial assets measured at amortized cost, including trade receivables, and certain other instruments to be measured using an expected credit loss model, referred to as the current expected credit loss (CECL) model. Under this model, entities will estimate credit losses over the entire contractual term of the instrument. The new standard will be effective for the Company beginning January 1, 2022. The FASB subsequently issued other related ASUs that amend ASU No. 2016-13 to provide clarification and additional guidance. The adoption of this new standard is not expected to have a material impact on its consolidated financial statements.

In January 2017, the FASB issued Update No. 2017-04, Simplifying the Test for Goodwill Impairment (ASU 2017-04). ASU 2017-04 simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. As a smaller reporting company, as defined by the SEC), ASU 2017-04 is effective for the Company beginning after December 15, 2022 and should be applied on a prospective basis. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company does not anticipate the adoption of ASU 2017-04 will have a material impact on its financial statements for both annual and interim reporting periods, if applicable.

In April 2019, the FASB issued Update No. 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments. This Update includes several amendments to the FASB Accounting Standards Codification (Codification) intended to clarify, improve, or correct errors therein. Some amendments do not require transition guidance and are effective upon issuance. The amendments requiring transition guidance have the same effective date as Update No. 2016-13 and will be effective for the Company beginning on January 1, 2022. The adoption of this new standard is not expected to have a material impact on its consolidated financial statements.

In May 2021, the FASB issued Update No. 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity's Own Equity (Subtopic 815-40) Issuer's Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. This Update addresses issuer's accounting for certain modifications or exchanges of freestanding equity-classified written call options. The new standard will be effective for the Company beginning January 1, 2022. The adoption of this new standard is not expected to have a material impact on its consolidated financial statements.

In July 2021, the FASB issued Update No. 2021-05, Leases (Topic 842): Lessors—Certain Leases with Variable Lease Payments. Under this standard, lessors will classify leases with variable payments that do not depend on an index or rate as operating leases if a different classification would result in a commencement date selling loss. The new standard will be effective for the Company beginning January 1, 2022. The adoption of this new standard is not expected to have a material impact on its consolidated financial statements.

Recently Adopted Accounting Standards

In August 2018, the FASB issued Update No. 2018-15, Intangibles-Goodwill and Other-Internal Use Software (Subtopic 350-40). The amendments in this Update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The new standard was effective for the Company beginning on January 1, 2021. The adoption of this new standard had no material impact on its consolidated financial statements.

Net Loss Per Share

The Company follows the two-class method when computing net loss per share as the Company's board of directors has discretion in declaring/issuing dividends on the Company's common stock, these dividend rights meet the definition for participating securities. Basic and diluted net loss per share was calculated using the weighted-average number of shares of common stock outstanding during the period. The weighted average number of shares used to compute diluted net loss per share excludes any assumed issuance of common stock upon exercise of stock options, any assumed issuance of common stock under restricted stock awards or units, and any assumed issuances under the Company's employee stock purchase plan, because the effect, in each case, would be antidilutive. Common stock equivalents, including the Exchangeable Shares (as defined below), of 6.3 million and 4.2 million shares for the years ended December 31, 2021 and 2020, respectively, were excluded from the calculation because of their antidilutive effect.

3. BUSINESS ACQUISITION

7D Surgical Acquisition

In March 2021, the Company entered into an arrangement agreement (the Arrangement Agreement) with 7D Surgical, Project Maple Leaf Acquisition ULC, an unlimited liability company incorporated under the laws of the Province of British Columbia and wholly owned subsidiary of the Company (Purchaser Sub), and Michael Cadotte and Joel Rose, as the 7D Surgical shareholders’ representatives.

On May 20, 2021, the acquisition contemplated by the Arrangement Agreement was consummated by way of a court-approved plan of arrangement under Ontario law (Plan of Arrangement) in which Purchaser Sub acquired all outstanding shares of 7D Surgical, including those 7D Surgical shares issuable upon exercise of outstanding options, and 7D Surgical became a wholly owned subsidiary of the Company (the Acquisition).

Pursuant to the Arrangement Agreement and the Plan of Arrangement, the Company acquired 7D Surgical for a total purchase price consisting of $27.5 million in cash plus an additional $5.6 million for adjustments as provided for in the Arrangement Agreement for 7D Surgical closing cash, working capital and net indebtedness, 2,991,054 shares of the Company’s common stock (the Company Shares) and 1,298,648 Exchangeable Shares (as defined below). Pursuant to the Arrangement Agreement, Canadian-resident 7D Surgical shareholders could elect to receive, in lieu of their portion of the Company Shares, an equivalent number of Class B common shares of Purchaser Sub (the Exchangeable Shares), which are exchangeable on a 1:1 basis for shares of the Company’s common stock, subject to customary adjustments. The Company may require all outstanding Exchangeable Shares to be exchanged upon the occurrence of certain events and at any time following the fifth anniversary of the closing date of the Acquisition. While outstanding, holders of Exchangeable Shares will be entitled to receive dividends economically equivalent to the dividends declared by the Company with respect to its common stock, but will not be entitled to cast votes on matters for which holders of the Company’s common stock are entitled to vote.

The Company Shares and the Exchangeable Shares were issued in connection with the consummation of the Plan of Arrangement pursuant to the exemption from registration under the Securities Act of 1933, as amended (the Securities Act), provided by Section 3(a)(10) of the Securities Act based on the final order of the Ontario Superior Court of Justice issued in May 2021, approving the Plan of Arrangement following a hearing by the court upon the fairness of the terms and conditions on which all persons to whom it is proposed the securities will be issued had the right to appear. The Company agreed to register for resale all shares of Company common stock issuable in exchange for the Exchangeable Shares on a registration statement to be effective within ninety days of the closing date of the Acquisition.

This acquisition was treated as a business combination and the consideration transferred was allocated to the fair value of 7D Surgical's assets acquired and liabilities assumed, including identifiable intangible assets. The acquisition was treated as an asset purchase for US taxation and is treated as a stock purchase for Canadian taxation. The fair value of consideration transferred consisted of the following:

Fair Value
(In thousands)
Common stock issued	$ 61,048
Exchangeable shares	26,505
Cash	33,082
$ 120,635

The Company incurred $2.3 million of transactions costs directly related to the acquisition that is reflected in general and administrative expenses in the consolidated statements of operations.

The following table summarizes the final consideration paid and related fair values of the assets acquired and liabilities assumed in the Acquisition:

Fair Value
(In thousands)
Cash	$ 5,126
Accounts receivable	2,460
Inventory	2,061
Other current assets	1,171
Property & equipment	715
Identifiable intangible assets:
Patents & Technology	31,000
Trademarks & Tradenames	1,300
Goodwill	84,595
Other assets	161
Deferred tax liability, net	(5,598)
Liabilities assumed	(2,356)
$ 120,635

Goodwill from the acquisition primarily relates to the future economic benefits arising from the assets acquired and is consistent with the Company's stated intentions and strategy. For US tax purposes, the Goodwill will be deductible under IRC section 197 since the transaction was treated as an asset purchase. For Canadian tax purposes, the Goodwill will not be deductible since the transaction was treated a stock purchase.

The Company's results of operations for the year ended December 31, 2021 included the operating results of 7D Surgical of $6.3 million of revenue and a net loss of $5.3 million in the consolidated statements of operations.

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information summarizes the combined results of operations as though the companies were combined as of the beginning of 2020:

	December 31,
	2021	2020
	(In thousands)
Total Revenue, net	$ 195,488	$ 162,468
Net Loss	$ (58,624)	$ (46,100)

The unaudited pro forma financial information for all periods presented above has been calculated after adjusting the results to reflect the business combination accounting effects resulting from this acquisition, including the amortization expense from acquired intangible assets as though the acquisition occurred as of the beginning of 2020. The Company's historical consolidated financial statements have been adjusted in the pro forma financial information to give effect to pro forma events that are directly attributable to the business combination and factually supportable. The unaudited pro forma financial information is for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of 2020.

4. DEBT AND INTEREST

Credit Agreement

In December 2015, the Company entered into a three-year credit facility with Wells Fargo Bank, National Association (as amended, the Credit Facility). The Credit Facility provides an asset-backed revolving line of credit of up to $30.0 million with a maturity date of July 27, 2021, which was subject to a one-time, one-year extension at the Company's election. In July 2021, the Company elected to extend the term of the Credit Facility such that the maturity date is now July 27, 2022. In addition, under the Credit Facility, at any time through July 27, 2021, the Company could have increased the $30.0 million borrowing limit by up to an additional $10.0 million, subject to the Company having sufficient amounts of eligible accounts receivable and inventory and to customary conditions precedent, including obtaining the commitment of lenders to provide such additional amount. The Company did not elect to increase the borrowing limit. In connection with entering into the Credit Facility, the Company was required to become a guarantor and to provide a security interest in substantially all its assets for the benefit of the counterparty.

There were no amounts outstanding under the Credit Facility at December 31, 2021 or 2020. In March 2021, the Company borrowed $20.0 million under the Credit Facility. As of March 31, 2021, the effective interest rate on the amounts borrowed was 4.50%. In April 2021, the Company repaid the entire $20.0 million of outstanding borrowings under the Credit Facility. At December 31, 2021, the Company had $26.4 million of current borrowing capacity under the Credit Facility before the requirement to maintain the minimum fixed charge coverage ratio as discussed below. Debt issuance costs and legal fees related to the Credit Facility totaling $0.6 million were recorded as a deferred asset and are being amortized ratably over the term of the arrangement.

Borrowings under the Credit Facility accrue interest at the rate then applicable to base rate loans (as customarily defined), unless and until converted into LIBOR rate loans (as customarily defined) in accordance with the Credit Facility. Borrowings bear interest at a floating annual rate equal to (a) during any month for which the Company's average excess availability (as customarily defined) is greater than $20.0 million, (i) base rate plus 1.25 percentage points for base rate loans and (ii) LIBOR rate plus 2.25 percentage points for LIBOR rate loans, (b) during any month for which the Company's average excess availability is greater than $10.0 million but less than or equal to $20.0 million, (i) base rate plus 1.50 percentage points for base rate loans and (ii) LIBOR rate plus 2.50 percentage points for LIBOR rate loans and (c) during any month for which the Company's average excess availability is less than or equal to $10.0 million, (i) base rate plus 1.75 percentage points for base rate loans and (ii) LIBOR rate plus 2.75 percentage points for LIBOR rate loans. The Company also pays an unused line fee based on the average amount borrowed under the Credit Facility for the most recently completed month. If such average amount is 25% or greater of the maximum borrowing capacity, the unused fee will be equal to 0.375% per annum of the amount unused under the Credit Facility, and if such average amount is less than 25%, the unused line fee will be equal to 0.50% per annum of the amount unused under the Credit Facility. The unused line fee is due on the first day of each month.

The Credit Facility contains various customary affirmative and negative covenants, including prohibiting the Company from incurring indebtedness without the lender’s consent. The Credit Facility also includes a financial covenant, that requires the Company to maintain a minimum fixed charge coverage ratio of 1.10 to 1.00 for the applicable measurement period, if the Company's Total Liquidity (as defined in the Credit Facility) is less than $5.0 million. The Company was in compliance with all applicable covenants at December 31, 2021.

The Credit Facility also includes customary events of default, including events of default relating to non-payment of amounts due under the Credit Facility, material inaccuracy of representations and warranties, violation of covenants, bankruptcy and insolvency, failure to comply with health care laws, violation of certain of the Company’s existing agreements, and the occurrence of a change of control. Under the Credit Facility, if an event of default occurs, the lender will have the right to terminate the commitments and accelerate the maturity of any loans outstanding.

Paycheck Protection Program

In April 2020, due to the economic uncertainty resulting from the impact of the COVID-19 pandemic on the Company's operations and to support its ongoing operations and retain all employees, the Company applied for a loan under the Paycheck Protection Program (PPP) of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act). The Company received a loan in the original principal amount of $7.2 million. The Company subsequently repaid $1.0 million of the loan. Under the terms of the PPP, subject to specified limitations, the loan may be forgiven if the proceeds are used in accordance with the CARES Act. The Company used the loan proceeds for purposes consistent with the terms of the PPP and applied for forgiveness of the entire $6.2 million loan balance, which was granted in June 2021. The $6.2 million gain on the loan forgiveness is included in other income, net, in the consolidated statement of operations. There are no amounts outstanding under the loan at December 31, 2021. The loan is subject to audit by the Small Business Association (SBA) for up to six years after the date of loan forgiveness. Should the SBA determine that the Company did not qualify for all or part of the loan, the Company would need to repay all or a part of the loan.

5. BALANCE SHEET DETAILS

Inventories.

Inventories consisted of:

	December 31, 2021	December 31, 2020
	(In thousands)
Finished goods	$ 49,405	$ 37,689
Work in process	17,644	10,087
Raw materials	5,250	6,265
	$ 72,299	$ 54,041

Property, Plant and Equipment.

Property, plant and equipment balances and corresponding useful lives were as follows:

	December 31, 2021	December 31, 2020	Useful Lives
	(In thousands)
Leasehold improvements	$ 6,501	$ 5,976	Shorter of lease term or useful life
Machinery and production equipment	10,408	9,577	3-10 years
Spinal instruments and sets	45,076	30,275	4-6 years
Information systems and hardware	8,186	7,554	3-7 years
Furniture and fixtures	2,097	1,640	3-5 years
Construction in progress	17,615	12,645
Total	89,883	67,667
Less accumulated depreciation and amortization	(42,991)	(36,245)
Property, plant and equipment, net	$ 46,892	$ 31,422

Depreciation and amortization expenses totaled $7.9 million and $6.5 million for the years ended December 31, 2021 and 2020, respectively, and included $1.0 million of expenses that were presented within cost of goods sold for the years ended December 31, 2021 and 2020, respectively. The cost of purchased instruments used to replace damaged instruments in existing sets and recorded directly to the instrument replacement expense totaled $3.9 million and $2.8 million for the years ended December 31, 2021 and 2020, respectively.

Identifiable Intangible Assets.

Primarily as a result of an expected shift in future product revenue mix more toward a parallel expanding interbody device based on the Company’s internally developed technology and, in turn, lower future revenue anticipated for the lordotic expanding implant based on technology the Company acquired from N.L.T. Spine Ltd. (NLT) and NLT Spine, Inc., a wholly owned subsidiary of NLT, the Company's estimated future net sales associated with those NLT product technologies decreased. Accordingly, the Company evaluated the ongoing value of the product technology intangible assets associated with the acquisition of these assets. Based on this evaluation, the Company determined that intangible assets with a carrying amount of $1.6 million were no longer recoverable and were impaired, and the Company wrote those intangible assets down to their estimated fair value of $0.3 million at March 31, 2020. During the year ended December 31, 2021, there were no asset impairments.

Significant estimates used in determining the estimated fair value include measurements estimating cash flows and determining the appropriate discount rate, which are considered Level 3 inputs under Codification 820.

During the year ended December 31, 2021 and 2020, the Company recognized $1.8 million and $0.3 million, respectively, of product technology intangible assets related to the achievement of certain licensed technology development milestones under a license agreement.

The components of the Company’s identifiable intangible assets were:

	December 31, 2021
	Weighted Average Life	Cost	Accumulated Amortization	Net
		(In thousands)
Product technology	12 years	$ 65,642	$ (32,484)	$ 33,158
Customer relationships	12 years	56,830	(49,241)	7,589
Trademarks/brand names	6 years	1,600	(438)	1,162
Other intangibles	8 years	159	(12)	147
		$ 124,231	$ (82,175)	$ 42,056

	December 31, 2020
	Weighted Average Life	Cost	Accumulated Amortization	Net
		(In thousands)
Product technology	12 years	$ 32,891	$ (29,766)	$ 3,125
Customer relationships	12 years	56,830	(46,072)	10,758
Trademarks/brand names	—	300	(300)	—
Other intangibles	—	$ —	$ —	$ —
		$ 90,021	$ (76,138)	$ 13,883

Annual amortization expense (including amounts reported in cost of goods sold) is expected to be approximately, $7.2 million in 2022, $6.6 million in 2023, $4.6 million in 2024, $3.3 million in 2025, and $3.3 million in 2026. Amortization expense totaled $6.0 million and $4.2 million for the years ended December 31, 2021 and 2020, respectively, and included $2.7 million and $1.0 million, respectively, of amortization of product technology intangible assets that was presented within cost of goods sold.

The Company assesses qualitative and quantitative factors to determine whether goodwill is impaired. The analysis includes assessing the impact of changes in certain factors including: (1) changes in forecasted operating results and comparing actual results to projections, (2) changes in the industry or our competitive environment since the acquisition date, (3) changes in the overall economy, our market share and market interest rates since the acquisition date, (4) trends in the stock price and related market capitalization and enterprise values, (5) trends in peer companies’ total enterprise value metrics, and (6) additional factors such as management turnover, changes in regulation and changes in litigation matters.

Based on the annual assessment performed On October 1, 2021, the Company concluded it was more likely than not that the estimated fair value of our reporting units exceeded their carrying value, and therefore, determined it was not necessary to perform a quantitative goodwill impairment test.

6. EQUITY AND STOCK-BASED COMPENSATION

Common Stock

In July 2020 and August 2020, the Company issued 100,100 shares and 75,585 shares of its common stock to NLT, respectively, as settlement of contingent milestone payments pursuant to the terms of the asset purchase agreement entered into with NLT in August 2016. See Note 5, "Fair Value Measurements" above.

In January 2020, the Company entered into an Underwriting Agreement with Piper Sandler & Co. and Canaccord Genuity LLC relating to the issuance and sale of 6,800,000 shares of the Company’s common stock at a price to the public of $12.50 per share, before underwriting discounts and commissions. Under the terms of that agreement, the Company granted the underwriters an option, exercisable for 30 days, to purchase up to an additional 1,020,000 shares of common stock. The underwriters exercised this option and the offering closed on January 10, 2020 with the sale of 7,820,000 shares of common stock, resulting in net proceeds to the Company of approximately $92 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The offering was made pursuant to the Company’s shelf registration statement on Form S-3 that was declared effective on May 22, 2019.

In April 2021, the Company entered into an Underwriting Agreement with Piper Sandler & Co., Canaccord Genuity LLC, and Stifel, Nicolaus & Company, Incorporated relating to the issuance and sale of 4,500,000 shares of the Company's common stock at a price to the public of $19.50 per share, before underwriting discounts and commissions. Under the terms of that agreement, the Company granted the underwriters an option, exercisable for 30 days, to purchase up to an additional 675,000 shares of common stock. The underwriters exercised this option and the offering closed on April 20, 2021 with the sale of 5,175,000 shares of common stock, resulting in net proceeds to the Company of approximately $95 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company used a portion of the net proceeds from the offering to repay all of its outstanding borrowings under the Credit Facility and to finance the cash consideration of $27.5 million for the Company's acquisition of 7D Surgical.

In May 2021, the Company issued 2,991,054 shares of the Company’s common stock and 1,298,648 Exchangeable Shares in connection with Company's acquisition of 7D Surgical.

Equity Award Plans

Stock-based compensation expense, all related to employees and non-employee directors, was recognized as follows:

	Year Ended December 31,
	2021	2020
	(In Thousands)
Selling and marketing	$ 2,808	2,530
General and administrative	6,686	$ 5,607
Research and development	2,041	1,831
Cost of goods sold	321	389
Total stock-based compensation expense	11,856	10,357

No estimated tax benefit related to stock-based compensation expense was recognized for the years ended December 31, 2021 and 2020.

In May 2015, the Company adopted the 2015 Incentive Award Plan, which was subsequently amended and restated with approval of the Company's stockholders. In February and March 2018, the Company's board of directors approved amendments to the plan that increased the share reserve by an aggregate of 2,726,000 shares over the then-existing share reserve thereunder, subject to stockholder approval. The Company's stockholders approved both amendments in May 2018. In April 2020, the Company's board of directors approved an amendment to the plan that, among other things, increased the share reserve by an aggregate of 3,500,000 shares over the then-existing share reserve thereunder, subject to stockholder approval. The Company's stockholders approved the amendment in June 2020 (the 2015 Incentive Award Plan, as amended and restated to date, the Restated Plan). Under the Restated Plan, the Company can grant its employees, non-employee directors and consultants incentive stock options and non-qualified stock options, restricted stock, performance stock, dividend equivalent rights, stock appreciation rights, stock payment awards and other incentive awards. The aggregate number of shares that may be issued or transferred pursuant to awards under the Restated Plan is the sum of (1) the number of shares issuable upon exercise or vesting of the equity awards issued by the Company's former parent company prior to the spin-off that were converted into the Company's equity awards under the Restated Plan as of the date of the spin-off and (2) 9,735,500 shares of the Company common stock in respect of awards granted under the Restated Plan. As of December 31, 2021, 3,005,875 shares were available for issuance under the Restated Plan.

In June 2018, the Company established the 2018 Employment Inducement Incentive Award Plan (the 2018 Inducement Plan). The terms of the 2018 Inducement Plan are substantially similar to the terms of the Restated Plan with these principal exceptions: (1) incentive stock options may not be granted under the 2018 Inducement Plan; (2) there are no annual limits on awards that may be issued to an individual under the 2018 Inducement Plan; (3) awards granted under the 2018 Inducement Plan are not required to be subject to any minimum vesting period; and (4) awards may be granted under the 2018 Inducement Plan only to those individuals and in those circumstances described below. An aggregate of 2,000,000 shares are reserved under the 2018 Inducement Plan. As of December 31, 2021, 1,926,740 shares were available for issuance under the 2018 Inducement Plan. As a result of the approval of the amendment to the Restated Plan by the Company's stockholders in June 2020, no awards will be granted under the 2018 Inducement Plan in the future.

In August 2020, the Company adopted the 2020 Employment Inducement Incentive Award Plan (the 2020 Inducement Plan). The terms of the 2020 Inducement Plan are substantially similar to the terms of the Restated Plan with four principal exceptions: (1) incentive stock options may not be granted under the 2020 Inducement Plan; (2) there are no annual limits on awards that may be issued to an individual under the 2020 Inducement Plan; (3) awards granted under the 2020 Inducement Plan are not required to be subject to any minimum vesting period; and (4) awards may be granted under the 2020 Inducement Plan only to those individuals and in those circumstances described below. An aggregate of 2,000,000 shares are reserved under the 2020 Inducement Plan. As of December 31, 2021, 1,339,294 share were available for issuance under the 2020 Inducement Plan.

Both the 2018 Inducement Plan and the 2020 Inducement Plan were adopted by the Company’s board of directors without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. In accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules, awards under those plans may only be made to an employee who has not previously been an employee or member of the Company's board of directors or of any board of directors of any parent or subsidiary of the Company, or following a bona fide period of non-employment by the Company or a parent or subsidiary, if he or she is granted such award in connection with his or her commencement of employment with the Company or a subsidiary and such grant is an inducement material to his or her entering into employment with the Company or such subsidiary.

Restricted Stock Awards and Restricted Stock Units

Restricted stock award and restricted stock unit grants to employees generally have a requisite service period of three years, and restricted stock award and restricted stock unit grants to non-employee directors generally have a requisite service period of one year. Both are subject to graded vesting. The Company expenses the fair value of restricted stock awards and restricted stock units on an accelerated basis over the vesting period or requisite service period, whichever is shorter. Stock-based compensation expense related to all equity awards includes an estimate for forfeitures. The expected forfeiture rate of all equity-based compensation is based on historical experience of pre-vesting forfeitures on awards by each homogeneous group of shareowners. For awards granted to non-executive employees, the forfeiture rate is estimated to be 9% and 13% annually for the years ended December 31, 2021 and 2020, respectively. There is no forfeiture rate applied to awards granted to non-employee directors or executive employees because their pre-vesting forfeitures are anticipated to be highly unlikely. As individual awards become fully vested, stock-based compensation expense is adjusted to recognize actual forfeitures.

The following table summarizes restricted stock awards and restricted stock units granted to SeaSpine employees and non-employee directors during 2021:

	Restricted Stock Awards and Units
	Shares (In thousands)	Weighted Average Grant Date Fair Value Per Share
Unvested, January 1, 2021	797	$12.71
Granted	499	17.32
Cancellations	(66)	14.96
Released/Vested	(455)	12.51
Unvested, December 31, 2021	775	15.60

The weighted average grant date fair value of restricted stock awards and restricted stock units granted during 2021 and 2020 was $17.32 and $12.12, respectively. The total fair value of shares subject to restricted stock awards and restricted stock units that vested in 2021 and 2020 was $5.8 million and $6.0 million, respectively.

The Company recognized $6.6 million and $5.7 million in expense related to restricted stock awards and restricted stock units for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, there was approximately $4.1 million of unrecognized compensation expense related to the unvested portions of restricted stock awards and restricted stock units. This expense is expected to be recognized over a weighted-average period of approximately 1.0 years.

Stock Options

Stock option grants to employees generally have a requisite service period of four to five years, and stock option grants to non-employee directors generally have a requisite service period of one year. Both are subject to graded vesting. The Company records stock-based compensation expense associated with stock options on an accelerated basis over the applicable vesting period within each grant and based on their fair value at the date of grant using the Black-Scholes-Merton option pricing model. The following weighted-average assumptions were used in the calculation of fair value for options granted during the period indicated.

	Year Ended December 31,
	2021	2020
Expected dividend yield	0%	0%
Risk-free interest rate	0.6%	1.3%
Expected volatility	51.7%	46.4%
Expected term (in years)	4.9	4.9

The Company considered that it has never paid, and does not currently intend to pay, cash dividends. The risk-free interest rates are derived from the U.S. Treasury yield curve in effect on the date of grant for instruments with a remaining term similar to the expected term of the options. The expected volatility is calculated based upon the historical volatility of the Company's share prices. The expected term is calculated using the historical weighted average term of the Company’s options. In addition, the Company applies an expected forfeiture rate when amortizing stock-based compensation expense. The expected forfeiture rate of options is based on historical experience of pre-vesting forfeitures on awards by each homogeneous group of shareowners. For options granted to non-executive employees, the forfeiture rate is estimated to be 9% and 13% annually for the years ended

December 31, 2021 and 2020, respectively. There is no forfeiture rate applied to options granted to non-employee directors and executive employees because their pre-vesting forfeitures are anticipated to be highly unlikely. As individual options become fully vested, stock-based compensation expense is adjusted to recognize actual forfeitures.

A summary of the options granted during 2021 and the total number of options outstanding as of December 31, 2021 and changes since January 1, 2021 are set forth below:

	Number of Shares Outstanding (In thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In years)	Aggregate Intrinsic Value (In thousands)
Outstanding, January 1, 2021	3,318	$ 14.33	4.67	$ 10,667
Granted	1,137	$ 18.50
Exercised	(168)	$ 12.66
Forfeited	(104)	$ 14.98
Outstanding, December 31, 2021	4,183	$ 15.51	4.59	$ 2,059
Vested or expected to vest, December 31, 2021	4,072	$ 15.41	4.52	$ 2,049
Exercisable, December 31, 2021	2,601	$ 14.55	3.23	$ 1,521

The weighted average grant date fair value of options granted during 2021 and 2020 was $8.10 and $4.79, respectively. The total fair value of shares vested was $2.1 million in 2021 and $2.1 million in 2020.

The Company recognized $4.2 million and $3.8 million in expense related to stock options for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, there was approximately $5.7 million of unrecognized compensation expense related to unvested stock options. This expense is expected to be recognized over a weighted-average period of approximately 1.6 years.

Employee Stock Purchase Plan

In May 2015, the Company adopted the SeaSpine Holdings Corporation 2015 Employee Stock Purchase Plan, which was amended in November 2018, as described below (as amended, the ESPP). Under the ESPP, eligible employees may purchase shares of the Company’s common stock through payroll deductions of up to 15% of eligible compensation during an offering period. Generally, each offering period will be for 24 months as determined by the Company's board of directors. There are four six-month purchase periods in each offering period for contributions to be made and to be converted into shares at the end of the purchase period. In no event may an employee purchase more than 2,500 shares per purchase period based on the closing price on the first trading date of an offering period or more than $25,000 worth of stock during any calendar year. The purchase price for shares to be purchased under the ESPP is 85% of the lesser of the market price of the Company's common stock on the first trading date of an offering period or on any purchase date during an offering period (June 30 or December 31).

Subject to stockholder approval, on and effective as of November 2, 2018, the Company's board of directors approved an amendment to the ESPP pursuant to which the share reserve under the ESPP would increase from 400,000 shares to 800,000 shares. The Company's stockholders approved that amendment in May 2019. In December 2020, the Company's board of directors approved the issuance of an additional 500,000 shares of common stock under the ESPP. The Company's stockholders approved that amendment in June 2021. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the IRC). The ESPP contains a restart feature, such that if the market price of the stock at the end of any six-month purchase period is lower than the market price at the original grant date of an offering period, that offering period will terminate after that purchase date, and a new two-year offering period will commence on the January 1 or July 1 immediately following the date the original offering period terminated. This restart feature was triggered on the purchase date that occurred on June 30, 2020, such that the offering period that commenced on January 1, 2020 was terminated, and a new two-year offering period commenced on July 1, 2020 and will end on June 30, 2022. The Company applied share-based payment modification accounting to the awards that were initially valued at the grant date to determine the amount of any incremental fair value associated with the modified awards. The impact to stock-based compensation expense for modifications during the year ended December 31, 2021 was immaterial.

During the years ended December 31, 2021 and 2020, there were 199,843 and 153,302 shares of common stock, respectively, purchased under the ESPP. The Company recognized $1.0 million and $0.9 million in expense related to the ESPP for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, 427,317 shares were available under the ESPP for future issuance.

The Company estimates the fair value of shares issued to employees under the ESPP using the Black-Scholes-Merton option-pricing model. The following weighted average assumptions were used in the calculation of fair value of shares under the ESPP at the grant date for the periods indicated:

	Year Ended December 31,
	2021	2020
Expected dividend yield	0%	0%
Risk-free interest rate	0.1%	0.7%
Expected volatility	40.7%	24.6%
Expected term (in years)	0.8	0.7

7. LEASES

The Company’s lease portfolio only includes operating leases. As of December 31, 2021, the weighted average remaining lease term of these operating leases was 5.3 years and the weighted average discount rate was 6.5%. For each of the years ended December 31, 2021 and 2020, lease expense, which represents expense from operating leases, was $2.3 million and $2.1 million.

A summary of the Company's remaining lease liabilities at December 31, 2021 are as follows:

Payments Due by Calendar Year
(In thousands)
2022	$ 2,830
2023	1,684
2024	1,468
2025	1,497
2026	1,543
Thereafter	1,227
Total undiscounted value of lease liabilities	$ 10,249
Less: present value adjustment	(1,635)
Less: short-term leases not capitalized	(514)
Present value of lease liabilities	8,100
Less: current portion of lease liability	(2,234)
Operating lease liability, less current portion	$ 5,866

8. INCOME TAXES

The Company is subject to income taxes in the U.S., Canada, Switzerland and France. Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are calculated based on the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using the enacted income tax rates expected to be in effect during the years in which the temporary differences are expected to reverse. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Significant judgment is required in determining whether a valuation allowance should be recorded against deferred tax assets. In assessing the need for a valuation allowance, management considers all available evidence for each jurisdiction including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that can be realized, the Company will adjust its valuation allowance with a corresponding impact to income tax expense in the period in which such determination is made.

Income Tax Provision

Loss before income taxes consisted of:

	Year Ended December 31,
	2021	2020
	(In thousands)
United States operations	$ (56,362)	$ (42,251)
Foreign operations	916	(712)
	$ (55,446)	$ (42,963)

A reconciliation of the U.S. federal statutory rate to the Company’s effective tax rate is:

	Year Ended December 31,
	2021	2020
Federal statutory rate	21.0%	21.0%
Increase (decrease) in income taxes resulting from:
State income taxes, net of federal tax benefit	0.1%	2.0%
Foreign operations	1.7%	(0.3)%
Changes in valuation allowances	(23.5)%	(22.3)%
Loan forgiveness	2.3%	—%
Research and development credit	0.3%	0.6%
Other	0.1%	(1.5)%
Effective tax rate	2.0%	(0.5)%

The provision/(benefit) for income taxes consisted of:

	Year Ended December 31,
	2021	2020
	(In thousands)
Current:
Federal	$ —	$ —
State	110	87
Foreign	77	28
Total current	$ 187	$ 115
Deferred:
Federal	123	—
State	56	—
Foreign	(1,466)	103
Total deferred	$ (1,287)	$ 103
Provision for income taxes	$ (1,100)	$ 218

The income tax effects of significant temporary differences that give rise to deferred tax assets and liabilities, shown before jurisdictional netting, are presented below:

	Year Ended December 31,
	2021	2020
	(In thousands)
Deferred tax assets:
Doubtful accounts	$ 48	$ 47
Inventory related items	12,453	12,317
Tax credits	1,673	563
Compensation accruals	2,000	1,479
Lease liability	1,618	2,014
Stock compensation	5,890	4,947
Net operating loss carryforwards	59,541	45,744
Intangible and fixed assets	9,035	10,740
Other	1,539	444
Total deferred tax assets	93,797	78,295
Less valuation allowance	(91,473)	(75,147)
Deferred tax assets after valuation allowance	$ 2,324	$ 3,148
Deferred tax liabilities:
Intangible assets	3,648	—
Right-of-use assets	1,364	1,721
Prepaid expenses	598	432
Unrealized gains and losses	983	954
Total deferred tax liabilities	$ 6,593	$ 3,107
Net deferred tax (liabilities)/assets	$ (4,269)	$ 41

At December 31, 2021, the Company had net operating loss carryforwards of $237.3 million for federal and $135.0 million for state income tax purposes. The Company also had net operating loss carryforwards of $5.6 million for foreign income tax purposes. These loss carryforwards begin to expire in 2022 for foreign income tax purposes and in 2027 for federal and state income tax purposes, and continue to expire through 2042. The Company’s net operating loss carryforwards generated after 2017 for federal income tax purposes do not expire. The tax benefit recorded for net operating losses, net of valuation allowance, was immaterial.

At December 31, 2020, the Company had net operating loss carryforwards of $187.7 million for federal and state income tax purposes. The Company also had net operating loss carryforwards of $0.2 million for foreign income tax purposes. These loss carryforwards begin to expire in 2021 for foreign income tax purposes and in 2027 for federal and state income tax purposes, and continue to expire through 2039. The Company’s net operating loss carryforwards generated after 2017 for federal income tax purposes do not expire. The tax expense recorded for net operating losses, net of valuation allowance, was $0.1 million which relates only to foreign net operating losses.

The valuation allowance relates to deferred tax assets for certain items that will be deductible for income tax purposes under very limited circumstances and for which the Company believes it is not more likely than not that it will realize the associated tax benefit. However, in the event that the Company determines that it would be able to realize more or less than the recorded amount of net deferred tax assets, an adjustment to the deferred tax asset valuation allowance would be recorded in the period such a determination is made. In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax planning strategies in making this assessment. Based upon the levels of historical taxable income, projections of future taxable income and the reversal of deferred tax liabilities over the periods in which the deferred tax assets are deductible, management believes it is more-likely-than-not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance. The amount of deferred tax asset considered realizable, however, could change in the near term if estimates which require significant judgment of future taxable income during the carryforward period are increased or decreased.

A reconciliation of the Company’s uncertain tax benefits is as follows:

	Year Ended December 31,
	2021	2020
	(In thousands)
Balance, beginning of year	$ 563	$ 319
Gross increases:
Prior years’ tax positions	—	74
Current year tax positions	166	170
Gross decreases:
Prior years' tax positions	(14)	—
Statute of limitations lapses	—	—
Balance, end of year	$ 715	$ 563

The Company recognizes interest and penalties relating to uncertain tax positions in income tax expense. The amounts recorded in 2021 and 2020 were not significant.

The Company files income tax returns as prescribed by tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal, state, local and foreign jurisdictions where applicable based on the statute of limitations that apply in each jurisdiction. The Company has no open income tax audits with any taxing authority as of December 31, 2021. The Company is still subject to income tax examinations by U.S. federal and state tax authorities for the years 2016 through 2020. Open years for foreign jurisdictions are from 2015 through 2020. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses were generated and carried forward, and make adjustments up to the amount of the net operating loss carryforward amount.

On March 27, 2020, Congress enacted the CARES Act to provide certain relief as a result of the COVID-19 pandemic. The CARES Act, among other things, includes provisions relating to net operating loss carryback periods, alternative minimum tax credit refunds, and modification to the net interest deduction limitations. The CARES Act did not have a material impact on the Company's consolidated financial statements for the year ended December 31, 2021 and 2020.

9. COMMITMENTS AND CONTINGENCIES

In consideration for certain technology, manufacturing, distribution, and selling rights and licenses granted to the Company, the Company agreed to pay royalties on sales of certain products sold by the Company. Except for the royalties paid to NLT, the royalties the Company paid are included as a component of cost of goods sold in the consolidated statements of operations.

The Company is subject to various legal proceedings in the ordinary course of its business with respect to its products, its current or former employees, and its commercial relationships, some of which have been settled by the Company. In the opinion of management, such proceedings are either adequately covered by insurance or otherwise indemnified, or are not expected, individually or in the aggregate, to result in a material adverse effect on the Company's financial condition. However, it is possible that the Company's results of operations, financial position and cash flows in a particular period could be materially affected by these contingencies.

The Company accrues for loss contingencies when it is deemed probable that a loss has been incurred and that loss is estimable. The amounts accrued are based on the full amount of the estimated loss before considering insurance proceeds, and do not include an estimate for legal fees expected to be incurred in connection with the loss contingency. While uncertainty exists, the Company does not believe there are any pending legal proceedings that would have a material impact on the Company’s financial position, cash flows or results of operations.

10. SEGMENT AND GEOGRAPHIC INFORMATION

Management assessed its segment reporting based on how it internally manages and reports the results of its business to its chief operating decision maker. Management reviews financial results, manages the business and allocates resources on an aggregate basis. Therefore, financial results are reported in a single operating segment: the development, manufacture and marketing of orthobiologics, spinal implants, and image guided navigation systems. The Company reports revenue in two product categories: orthobiologics and spinal implants and enabling technologies. Orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following surgery. The spinal implants and enabling technologies portfolio consists of an extensive line of products for minimally invasive surgery, complex spine, deformity and degenerative procedures, as well as a surgical navigation system. The Company attributes revenues to geographic areas based on the location of the customer.

The following table disaggregates revenue by major sales channel for each of the periods presented (in thousands):

Year Ended December 31, 2021
	United States	International	Total
(In thousands)
Orthobiologics	$ 83,249	$ 8,573	$ 91,822
Spinal implants and enabling technologies	$ 88,192	$ 11,437	99,629
Total revenue, net	$ 171,441	$ 20,010	$ 191,451

Year Ended December 31, 2020
	United States	International	Total
(In thousands)
Orthobiologics	$ 71,346	$ 7,037	$ 78,383
Spinal implants and enabling technologies	$ 67,550	$ 8,412	$ 75,962
Total revenue, net	$ 138,896	$ 15,449	$ 154,345

11. EMPLOYEE BENEFIT PLAN

The Company has a defined contribution savings plan under section 401(k) of the IRC. The plan covers substantially all employees. The Company matches employee contributions made to the plan according to a specified formula. The Company’s matching contributions totaled approximately $1.1 million for each of the years ended December 31, 2021 and 2020.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Additions/Deductions	Balance at End of Period
Description
	(In thousands)
Year ended December 31, 2021:
Allowance for doubtful accounts and sales returns and other credits	$ 192	$ —	$ —	$ (118)	$ 74
Inventory Reserves	38,015	7,031	—	(2,762)	42,284
Deferred tax asset valuation allowance	75,147	16,326	—	—	91,473
Year ended December 31, 2020:
Allowance for doubtful accounts and sales returns and other credits	$ 111	$ —	$ —	$ 81	$ 192
Inventory Reserves	32,237	6,903	—	(1,125)	38,015
Deferred tax asset valuation allowance	65,576	9,571	—	—	75,147